[STREICH LANG LETTERHEAD]


                                December 3, 1997
                                                           Writer's Direct Line:
                                                                  (602) 229-5336

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         RE:  International FiberCom, Inc.

Ladies and Gentlemen:

                 This firm is counsel for International FiberCom, Inc., an Arizona corporation (the "Company"). As such, we are familiar with the Articles of Incorporation and Bylaws of the Company. We have also acted as counsel for the Company with respect to certain matters in connection with the preparation of the Registration Statement on Form S-8 registering 3,641,707 shares of Common Stock, no par value (the "Shares") under the Securities Act of 1933. In addition, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth below.

                 Based upon the foregoing, it is our opinion that:

                 1. The Company is a corporation duly organized and validly existing under the laws of the Sate of Arizona.

                 2. The Shares, when issued, will be duly and validly issued, fully paid and nonassessable.

                 We acknowledge that we are referred to under the heading "Legal Matters" of documents which are incorporated by reference in the Registration Statement and we hereby consent to the use of our name in such documents. The undersigned owns approximately 30,000 shares of common stock and 335,000 common stock purchase warrants exercisable at prices ranging from $.937 to $1.47 per share through April 2004. We further consent to the filing of this opinion as
Exhibit 5 to the Registration Statement and with the state regulatory agencies in such states as may require such filing in connection with the registration of the Shares for offer and sale in such states.

                                      Very truly yours,

                                      /s/ Christian J. Hoffmann, III

                                      Christian J. Hoffmann, III
                                      FOR THE FIRM